EXHIBIT 99.1

Jones Soda Reports First Quarter 2021 Results

- Jones Soda Continues to Gain Momentum, Reports Third Consecutive Quarter of Revenue Growth -

SEATTLE, May 06, 2021 (GLOBE NEWSWIRE) -- Jones Soda Co. (OTCQB: JSDA) (“Jones Soda” or the “Company”), the original craft soda company known for its unconventional flavors and user-designed label artwork, announced its financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Financial Highlights vs. Year-Ago Quarter

  Revenue increased 2% to $2.9 million compared to $2.8 million.
  Gross profit as a percentage of revenue increased 610 basis points to 26.9% compared to 20.8%.
  Net loss improved to $719,000, or $(0.01) per share, compared to a net loss of $891,000, or $(0.01) per share.
  Adjusted EBITDA1 improved to $(578,000) compared to $(815,000).

Management Commentary

“We saw another quarter of revenue growth as our core bottled soda business sales grew across the U.S. and Canada,” said Mark Murray, president and CEO of Jones Soda. “Our sales growth persisted despite a strong comparable period and we improved gross margin by a substantial 610 basis points, both of which are a testament to the progress our team has made in executing on the three-year turnaround plan that we set in place at the end of last year.

“In 2021, our 25th year as The People’s Craft Soda, we look forward to introducing exciting new product offerings to our consumers. Starting this month, Birthday Cake Soda Slurpees are available at 7-11 locations across the Pacific Northwest. Then, in July we will be introducing a new Pineapple & Cream flavor as part of our special release program. In October, just in time for the holiday season, we are bringing back Turkey & Gravy to meet the demands of our loyal customers. Beyond these product rollouts, we also continue to focus on our point of difference – our labels. In fact, we will be launching a collection of augmented reality labels in June that will bring our labels to life and engage with our customers in a completely unique way.

“Overall, we beat our internal expectations and believe the steps that we took in the first quarter have set the Company on a path for success for the rest of 2021. In addition to continuing to grow our core business, along with the launch of new products and augmented reality labels, we expect to gain new customers and keep our existing consumers engaged through social media and digital initiatives that highlight our brand’s unique labels and products. Operationally, we will continue to build relationships and work with our supply chain partners to meet the growing demand for Jones products. We look forward to a great year of growth for Jones Soda.”

First Quarter 2021 Financial Results

Revenue in the first quarter of 2021 increased 2% to $2.9 million compared to $2.8 million in the year-ago quarter. Despite a strong comparable period in the first quarter of 2020 that included higher sales in the foodservice channel, the revenue growth was a result of a strong increase in sales of Jones Soda’s core bottled soda products.

Gross profit as a percentage of revenue increased 610 basis points to 26.9% for the first quarter of 2021 compared to 20.8% in the same year-ago quarter. The improvement in gross profit margin reflects the execution of goals within the Company’s turnaround plan, including creating a more favorable product mix and optimizing supply chain costs.

Net loss for the first quarter of 2021 improved to $719,000, or $(0.01) per share, compared to a net loss of $891,000, or $(0.01) per share, in the same quarter a year ago.

Adjusted EBITDA1 in the first quarter of 2021 improved to $(578,000) compared to $(815,000) in the same quarter a year ago.

At March 31, 2021, cash and cash equivalents totaled $3.6 million compared to $4.6 million at December 31, 2020. Apart from an outstanding convertible debt instrument and its loan under the Paycheck Protection Program, the Company did not have any substantial debt and continues to actively evaluate a new line of credit.

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the first quarter ended March 31, 2021.

Date: Thursday, May 6, 2021
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-866-269-4264
International dial-in number: 1-323-347-3277
Conference ID: 8975176

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through May 13, 2021.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 8975176

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA, which is a not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense and income, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss in our Non-GAAP Reconciliation in this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding our current ability to generate cash flow. This non-GAAP financial measure is not intended to be considered in isolation or as a replacement for, or superior to net loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco® brands. A leader in the premium soda category, Jones Soda is made with cane sugar and other high-quality ingredients, and is known for packaging that incorporates ever-changing photos sent in from its consumers. Jones’ diverse product line offers something for everyone – cane sugar soda, zero-calorie soda and Lemoncocco non-carbonated premium refreshment. Jones is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results, including its financial condition and results of operations and its ability to continue as a going concern, include, among others: its ability to successfully execute on its growth strategies and operating plans for the future; the Company’s ability to continue to effectively utilize the proceeds from its 2019 strategic financing from HeavenlyRx; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to create and maintain brand name recognition and acceptance of its products; the Company’s ability to adapt and execute its marketing strategies, especially in light of the closures and delays caused by the COVID-19 pandemic; the Company’s ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally and in the craft beverage segment specifically; the Company’s ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes); its ability to develop and launch new products and to maintain brand image and product quality; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage inventory levels and maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors and manage the impact of the COVID-19 pandemic on its supply chain; the Company’s ability to develop CBD-infused beverages; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation and the Company’s ability to comply with applicable regulations; its ability to maintain an effective information technology infrastructure, fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to access the capital markets for any future equity financing and to manage the impact that the COVID-19 pandemic may have on the Company’s ability to access capital; the Company’s ability to maintain disclosure controls and procedures and internal control over financial reporting; dilutive and other adverse effects from future potential securities issuances; and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission (“SEC”) on March 24, 2021 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contact

Cody Slach and Cody Cree
Gateway Investor Relations
1-949-574-3860
JSDA@gatewayir.com

1 Adjusted EBITDA is defined as net loss from operations before interest expense, interest income, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three months ended March 31,
	2021	2020
	(Unaudited)

Revenue	$2,857	$2,792
Cost of goods sold	2,089	2,210
Gross profit	768	582
Gross profit %	26.9%	20.8%

Operating expenses:
Selling and marketing	661	753
General and administrative	756	708
	1,417	1,461
Loss from operations	(649)	(879)
Interest income	1	17
Interest expense	(60)	(38)
Other income (expense), net	(7)	13
Loss before income taxes	(715)	(887)
Income tax expense, net	(4)	(4)
Net loss	$(719)	$(891)

Net loss per share - basic and diluted	$(0.01)	$(0.01)
Weighted average basic and diluted common shares outstanding	63,156,112	61,665,435

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$3,577	$4,614
Accounts receivable, net of allowance of $71 and $93	1,824	1,581
Inventory	1,774	1,856
Prepaid expenses and other current assets	266	193
Total current assets	7,441	8,244
Fixed assets, net of accumulated depreciation of $580 and $554	294	305
Other assets	33	33
Right of use lease asset	445	471
Total assets	$8,213	$9,053
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,123	$1,385
Lease liability, current portion	104	102
Accrued expenses	888	853
Taxes payable	5	6
Current portion of convertible subordinated notes payable, net	665	-
Current portion of accrued interest expense	116	-
Current portion of SBA Loan	144	140
Total current liabilities	3,045	2,486
Net convertible subordinated notes payable, net of current portion	113	1,386
Accrued interest expense, net of current portion	20	232
SBA loan, net of current portion	191	195
Lease liability, net of current portion	349	375
Total liabilities	3,718	4,674
Shareholders’ equity (deficit):
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 64,385,806 shares and 61,975,748 shares, respectively	74,780	73,953
Accumulated other comprehensive income	419	411
Accumulated deficit	(70,704)	(69,985)
Total shareholders’ equity	4,495	4,379
Total liabilities and shareholders’ equity	$8,213	$9,053

JONES SODA CO. NON-GAAP RECONCILIATION (Unaudited, in thousands)

	Three months ended March 31,
	2021	2020
GAAP net loss	$(719)	$(891)
Stock based compensation	53	41
Interest income	(1)	(17)
Interest expense	60	38
Income tax expense, net	4	4
Depreciation and Amortization	25	10
Non-GAAP Adjusted EBITDA	$(578)	$(815)